CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ROCKY HOLDING, INC.

Rocky Holding, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

1.The Amended and Restated Certificate of Incorporation of the Company is hereby amended by deleting the first article and including the following in lieu thereof:

“FIRST: The name of the Corporation is Qorvo, Inc. (the “Corporation”).”

2.The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Rocky Holding, Inc. has caused this certificate to be signed by Robert A. Bruggeworth, its President, this 2nd day of October, 2014.

ROCKY HOLDING, INC.

By:	/s/ Robert A. Bruggeworth
Name:	Robert A. Bruggeworth
Title:	President